Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (as may be amended or modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into on January 30, 2015, by and between PCA LSG Holdings, LLC, a Delaware limited liability company (the “Seller”) and LSGC Holdings III LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, on or about August 14, 2014, August 20, 2014, and August 27, 2014, the Seller subscribed for and acquired an aggregate of 8,000 units from Lighting Science Group Corporation, a Delaware corporation (“LSG”), each unit (a “Series J Unit”) consisting of (i) one share of Series J Convertible Preferred Stock, par value $0.001 per share of LSG (the “Series J Preferred”) and (ii) a warrant to purchase up to 2,650 shares of common stock, par value $0.001 per share, of LSG (the “Common Stock,” and each such warrant, a “Series J Warrant”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Buyer, and the Buyer desires to buy from the Seller, 8,000 Series J Units.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Purchased Securities.

(a) Payment for Securities. Subject to the provisions of this Agreement, and relying upon the representations and warranties set forth herein, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Buyer, 8,000 Series J Units free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”) (other than restrictions on transfer or Encumbrances under applicable state and federal securities laws and, with respect to the Series J Preferred, pursuant to the Amended and Restated Certificate of Designation governing the Series J Preferred (collectively, “Permitted Encumbrances”)), for a purchase price of $1,000 per Series J Security for an aggregate consideration equal to $8 million (the “Purchase Price”), which shall be paid in United States dollars.

(b) In connection with the purchase and sale of the Purchased Securities, and effective upon the consummation thereof, in accordance with Section 5(g) of that certain Series J Subscription Agreement, dated as of August 14, 2014, by and among LSG and the investors from time to time party thereto, including the Seller (the “Subscription Agreement”), the Seller hereby transfers and assigns all of its rights, privileges and obligations under the Subscription Agreement in respect of the Purchased Securities and the Buyer hereby assumes all of the Seller’s rights, privileges and obligations under the Subscription Agreement in respect of the Purchased Securities.

(c) Closing.

(i) The purchase and sale of the Series J Units contemplated hereby shall take place at a closing (the “Closing”), which shall occur concurrently with the execution hereof. Any Series J Units sold pursuant to this Section 1(b)(i) (as a unit, and with respect to each of its constituent parts) shall be deemed to be “Purchased Securities” for all purposes under this Agreement.

(ii) At the Closing the Buyer shall transmit, or cause to be transmitted, by wire transfer of immediately available funds to the Seller, an amount equal to the Purchase Price.

(iii) At or as promptly as practicable following the Closing, the Seller and the Buyer shall cooperate and instruct LSG or its transfer agent, as applicable, to reflect the sale and transfer of the Purchased Securities on the books and records of LSG, and shall execute and deliver to LSG or its transfer agent, as applicable, such documents, certificates or other agreements as may be required thereby in connection with the foregoing transfer and sale.

(iv) For the avoidance of doubt, the parties hereto hereby agree that the effective date of the Closing as contemplated hereunder shall be 12:01 a.m., New York City time, on January 30, 2015 (the “Effective Time”), and the parties hereto hereby agree to enter into such arrangements and take any and all actions (including without limitation the execution of irrevocable voting proxies and assignments of dividends and distributions made in respect of the Purchased Securities following the Effective Time) as are reasonably necessary to give effect to the foregoing sale and transfer.

2. Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as presently conducted.

(b) The Seller has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c) The Purchased Securities have been duly authorized by LSG, are validly issued, fully paid and non-assessable.

(d) The Seller is the record owner of, and has good, valid and marketable title to, the Purchased Securities, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller has the right, authority and power to sell, assign and transfer the Purchased Securities to the Buyer. Upon delivery to the Buyer of the Purchased Securities, the Buyer shall acquire good, valid and marketable title to the Purchased Securities, free and clear of all Encumbrances (other than Permitted Encumbrances).

(e) The execution, delivery and performance by the Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance (other than Permitted Encumbrances) on the Purchased Securities pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Seller is a party or is subject or by which the Purchased Securities are bound.

(f) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3. Buyer Representations and Warranties. The Buyer represents and warrants to the Seller as of the date hereof as follows:

(a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as presently conducted.

(b) The Buyer has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c) The execution, delivery and performance by the Buyer of this Agreement do not conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Buyer is a party or is subject.

(d) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

(e) The Buyer is acquiring the Purchased Securities for the Buyer’s own account, and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), or any state securities laws, and that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of the 1933 Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(f) The Buyer is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Securities. The Buyer understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. The Buyer has carefully considered and has, to the extent the Buyer deems necessary, discussed with the Buyer’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Securities.

(g) The Buyer is able to bear the economic risk of its investment in the Purchased Securities for an indefinite period of time because the Purchased Securities have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. The Buyer: (i) understands and acknowledges that the Purchased Securities being sold to the Buyer have not been registered under the 1933 Act, nor under the securities laws of any state, nor under the laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to the Buyer or the fairness of the terms of its investment in the Purchased Securities.

(h) The Buyer has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Securities and has had full access to such other information concerning LSG as has been requested.

(i) The Buyer is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the Securities and Exchange Commission (the “SEC”) or its staff.

4. Miscellaneous Provisions.

(a) Buyer agrees not to make any sale, transfer or other disposition of the Purchased Securities in violation of the 1933 Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”), or any applicable securities laws.

(e) Choice of Law. The laws of the State of New York without reference to any conflict of laws provisions thereof that would result in the application of the law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(f) Amendment and Waiver. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Seller and the Buyer. No delay or failure of either party in exercising any right, power or remedy of such party hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of the parties are cumulative and not exclusive of any rights or remedies which it would otherwise have.

(g) Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(h) Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

(i) Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Seller and the Buyer and the final expression thereof and supersedes any and all prior agreements and understandings, written or oral, formal or informal, between the Seller and the Buyer relating to the subject matter hereof and thereof.

(l) WAIVER OF JURY TRIAL. THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLER OR THE BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(m) Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(n) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

SELLER:

PCA LSG HOLDINGS, LLC

By:	Pegasus Capital, LLC, its managing member

By:	/s/ Daniel Stencel
Name: Daniel Stencel
Title: Chief Financial Officer & Treasurer

BUYER:

LSGC Holdings III LLC

By:	Pegasus Partners V, L.P., its sole member

By:	Pegasus Investors V, L.P., its general partner

By:	Pegasus Investors V (GP), L.L.C., its general partner

By:	/s/ Daniel Stencel
Name: Daniel Stencel
Title: Chief Financial Officer

Signature Page to Securities Purchase Agreement